Registration No. 33-592675 Rule 424 b)(2)
                                     Pricing Supplement No. 067
                                     Dated:  January 30, 1997

	Caterpillar Financial Services Corporation
	Medium-Term Notes, Series E
	(Floating Rate)
	With Maturities of 9 Months or More from Date of Issue

Principal Amount:       Initial Interest Rate:          Maturity Date:
$25,000,000               Fed Funds- 25 BPS              08/16/1999
                         (To be determined)
Original Issue Date:    Index Maturity:                 Spread +/-:
01/30/97                 Daily                           -25 BPS

Specified Currency:     Option to Elect Payment       Authorized Denominations
x U.S. dollars          in U.S. dollars               (only applicable if
_ Other:___________     (only applicable if           Specified Currency is
                        Specified Currency is         other than U.S.
The Note is a:          other than U.S. dollars):     dollars):
  X Global Note         N/A                           N/A
    Certificated Note
    (only applicable if
    Specified Currency                                Exchange Rate Agent
    is other than U.S. dollars)                       (if other than Morgan
                                                      Guaranty Trust Company
                                                      of New York): N/A

                                                      Spread Multiplier: N/A

Interest Rate Basis or Bases: Fed Funds (Previous Business Day H.15).
	                Rate Cut Off 2 Business Days prior
	                to Coupon Pay Dates

LIBOR Source (only applicable if LIBOR Interest Rate Basis):
   Reuters           Telerate

Maximum Interest Rate:  N/A             Interest Payment Period: Quarterly

Interest Payment Dates: The 16th of each February, May, August, November or next business day. First payment to be made 02/18/97.

Minimum Interest Rate: N/A

Interest Rate Reset Option:  _ Yes    x No

Optional Reset Dates (only applicable if option to reset spread or spread multiplier): N/A

Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier): N/A

Minimum Interest Rate:  N/A              Interest Payment Dates:  N/A

Stated Maturity Extension Option:  _ Yes    X No

Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity): N/A

Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity): N/A

Historical Exchange Rate (only applicable if Specified Currency other than U.S. dollars): N/A


Interest Payment Dates: The 16th of each February, May, August, November or next business day. First payment to be made 02/18/97.

Interest Determination Dates: One U.S. business days prior to the reset date.

Calculation Agent (if other than First Trust New York):  N/A

Original Issue Discount Note:  Total Amount of OID: N/A Terms of Amortizing
     __ Yes    x No                                       Notes: N/A
                               Issue Price (expressed
                                 as a percentage of
                               aggregate principal
                               amount): 100%


Redemption Date(s) (including                      Redemption Price(s): N/A
any applicable regular or
special record dates): N/A

Repayment Date(s) (including                       Repayment Price(s):  N/A
 any applicable regular or
special record dates): N/A

Other Terms: N/A

     The interest rates on the Notes may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any Note ordered prior to the effective date of the change. Prior to the date of this Pricing Supplement, $1739.30MM principal amount of the Notes had been sold at interest rates then in effect.



	_________________________________

	Pricing Supplement to Prospectus Supplement dated June 5, 1995 and Prospectus dated June 5, 1995